 Exhibit 99.1

GeoVax Labs Reports 2012 Financial Results and Progress

Two Ongoing Clinical Trials for Preventive and Therapeutic HIV/AIDS Vaccine

Additional Therapeutic Trial to Start in Mid-2013

ATLANTA, GA, March 11, 2013 – GeoVax Labs, Inc. (OTCQB: GOVX), an Atlanta-based biotechnology company developing innovative, patented HIV/AIDS vaccines, today announced its financial results for the year ended December 31, 2012 and provided a business update.

“GeoVax continues its successful, steady progress with the clinical development of HIV/AIDS vaccines for both preventive and therapeutic applications,” said David Dodd, GeoVax’s Chairman of the Board. “With generous support from the National Institutes of Health (NIH) in the form of both research grants and clinical trial support, our preventive HIV/AIDS vaccine has advanced to a leadership position, and is currently the only vaccine candidate being considered for efficacy trials for the clade B subtype of the HIV virus prevalent in the Americas, Europe, Australia and Japan.”

The following table reflects the current development status of GeoVax’s HIV/AIDS vaccine candidates:

Vaccine Candidate	Indication	Stage of Development	Clinical Trial Sponsor

Clade B Vaccines (Americas, Western Europe)
DNA/MVA	Prevention	Clinical – Phase 2a completed	NIH/HVTN
DNA-G/MVA	Prevention (2nd-generation)	Clinical – Phase 1	NIH/HVTN
		Planning – Phase 2 efficacy	NIH/HVTN
DNA/MVA	Therapeutic (treatment interruption)	Clinical – Phase 1/2	GeoVax
DNA-G/MVA	Therapeutic (drug combo)	Planning – Phase 1	NIH/IMPAACT

Clade C Vaccines (South Africa, India)

DNA-G/MVA	Prevention	Research/Preclinical	n/a
DNA-G/MVA	Therapeutic	Research/Preclinical	n/a

Clinical Development Highlights:

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Preventive Vaccine – Phase 2a Trial. The Phase 2a trial (HVTN 205) of GeoVax’s preventive HIV/AIDS vaccine has been completed. Results of this trial were presented in September 2012 by the HIV Vaccine Trials Network (HVTN) at the AIDS Vaccine 2012 Conference in Boston. HVTN 205 confirmed the Phase 1 results, with the GeoVax vaccine demonstrating an excellent safety profile and reproducible T cell and antibody immune responses. The Company expects formal publication of the full study results by the end of 2013.

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Preventive Vaccine (2nd-generation) – Phase 1 Trial. Patient enrollment was completed in December for the Phase 1 trial testing the safety of GeoVax’s second-generation vaccine (GM-CSF adjuvanted). Preclinical testing of this vaccine yielded superb results, with a 90 percent reduction in infection (per exposure) which translated to 70 percent of vaccinated animals being protected against 12 repeated, highly virulent, rectal challenges with a simian homolog of HIV. GeoVax expects the Phase 1 trial to be completed in the second half of 2013.

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Preventive Vaccine (2nd-generation) – Phase 2 Efficacy Trial Planning. Pending successful outcome of Phase 1 testing of the second-generation vaccine, GeoVax expects to advance this version of its preventive vaccine into Phase 2 efficacy testing in high-risk individuals, expected to begin in 2014. The Company is currently in discussions with the HVTN regarding protocol development and anticipates knowing more about the trial design and the government funding consortium in late 2013.

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Therapeutic Vaccine – Treatment Interruption Study. The Company’s ongoing Phase 1/2 “treatment interruption” clinical trial, investigating the use of its vaccine for treatment of individuals already infected with HIV, completed enrollment at the end of 2012. This pilot trial is designed to assess whether the vaccine is safe and immunogenic (i.e. induces immune responses) in individuals who have controlled their infections using oral drug medication. Following vaccination, the trial includes a short period of drug-interruption to evaluate the ability of the vaccine to control the infection in the absence of continuing drug therapy. GeoVax expects to see data readouts from this study during 2013, which might indicate the potential use of its vaccines to treat HIV infection, either as a standalone therapy or in conjunction with an oral drug regimen.

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Therapeutic Vaccine – Drug Combination. Physician acceptance of a therapeutic HIV vaccine is increasingly being discussed as a combination therapy for HIV-positive individuals. By maintaining the standard oral drug medication and adding a vaccine, the medical community would be delivering the best possible care. In this regard, GeoVax is collaborating with the NIH and planning is underway for a second therapeutic clinical trial to begin in mid-2013. This Phase 1 trial will investigate the use of GeoVax’s vaccine in combination with standard-of-care drug therapy in HIV-positive young adults. The Company expects this trial to be conducted by the International Maternal Pediatric Adolescent AIDS Clinical Trial Group (IMPAACT), a program supported by the NIH. Because of the mechanisms by which current oral drugs work, if the virus is in latent phase (non-replicating), the drugs are not effective, thus it is impossible to totally eradicate the virus. There is hope for a combination approach using the patient’s own immune system stimulated by the vaccine, together with oral drugs to eradicate the virus—thereby potentially offering a cure.

Robert T. McNally, Ph.D., GeoVax’s President and CEO, commented, “Our relationship with the National Institute of Allergy and Infectious Diseases (NIAID) of the NIH continues to be strong, and we look forward to their continued support of our vaccine development programs. Most recently, the NIH awarded us a grant of $1.9 million to begin the extension of our vaccine technology to the clade C subtype of the HIV virus prevalent in South Africa and India.”

Dr. McNally continued, “Looking ahead into 2013 and beyond, we are excited about the milestones we expect to achieve, including completion of the Phase 1 trial of our second-generation preventive vaccine, completion of the pilot Phase 1/2 trial of our therapeutic vaccine (treatment interruption trial), and initiation of a new, NIH-supported, Phase 1 trial of our therapeutic vaccine in combination with standard-of-care drug therapy. Each of these trials takes us further down the path toward the goal of an effective solution to the HIV/AIDS pandemic. We are very proud of the outstanding progress that our team continues to achieve in this critical development area for people worldwide.”

Full Year 2012 Financial Results

GeoVax reported a net loss for the year ended December 31, 2012 of $2.1 million, or $0.12 per share, based on 18.3 million weighted average shares outstanding. For the year ended December 31, 2011, the Company reported a loss of $2.3 million, or $0.15 per share, based on 15.7 million weighted average shares outstanding.

The Company reported revenues of $2.7 million for 2012, related to grants from the NIH. This compares to $4.9 million of grant revenue reported in 2011. As of December 31, 2012, there is approximately $3.0 million in unused grant funds available for use through August 31, 2013 (the end of the grant project periods).

Research and development (R&D) expenses were $3.0 million in 2012, compared with $4.3 million in 2011. R&D expenses include $1.8 million and $3.0 million for 2012 and 2011, respectively, in direct costs funded by NIH grants; and also include vaccine manufacturing costs and costs related to the Phase 1/2 clinical trial of the Company’s therapeutic vaccine, being sponsored by GeoVax. Costs associated with the conduct of a Phase 2a clinical trial of GeoVax’s preventative vaccine (completed during 2012) and a Phase 1 clinical trial of GeoVax’s second-generation vaccine (both trials conducted by the HVTN) are being funded directly by the NIH and are therefore not reflected in GeoVax’s financial statements.

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General and administrative (G&A) expenses were $1.8 million and $3.0 million in 2012 and 2011, respectively. G&A expenses were lower during 2012 primarily due to lower legal costs, patent costs and stock-based compensation expense related to investment advisory fees and investor warrant extensions.

GeoVax reported cash balances of $1.0 million at December 31, 2012, as compared to $1.2 million at December 31, 2011. Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Annual Report on Form 10-K, expected to be filed with the Securities and Exchange Commission before March 31, 2013.

About GeoVax

GeoVax is a biotechnology company developing human vaccines for diseases caused by HIV. GeoVax's vaccines are unique in expressing virus like particles that display the trimeric membrane bound form of the HIV-1 envelope glycoprotein. All preventative Phase 1 human clinical trials conducted to date tested various combinations and doses of our DNA and MVA vaccines, their ability to raise anti-HIV humoral (antibody) and cellular (cytotoxic T cell) immune responses, as well as, the vaccines' safety. Successful results from a Phase 1 study supported a Phase 2a trial that was completed in the 3rd quarter of 2012. GeoVax's second-generation preventive vaccine is currently in phase 1 testing and is planned to progress to phase 2 efficacy testing, given safety and immunogenicity are as expected. Overall, the GeoVax vaccine, in various doses and combinations, has been tested in close to 500 humans. GeoVax is also enrolling patients in a Phase 1 therapeutic trial for individuals already infected with HIV. For more information, please visit www.geovax.com.

About HIV/AIDS

HIV infection, which can lead to AIDS, is a pandemic that can affect anyone, regardless of race, gender, age, or sexual orientation. 33 million people are currently infected globally; it is estimated that there will be 2.5 million new infections this year. Since the beginning of the epidemic, more than a million people in the U.S. have contracted the virus. Every 9 1/2 minutes, someone in the U.S. is infected with HIV. Globally, HIV is the top killer among women of reproductive age. HIV is a worldwide disease with different subtypes (or clades) of the virus predominating in different regions of the world. Clade B is the predominant subtype in North America. Globally, most infections involve subtypes AG, B and C. GeoVax vaccines are currently designed to function against clade B.

For more Information, please visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

CONTACT

Dian Griesel, Inc.

Tom Caden

Investor Relations

Susan Forman or Laura Radocaj

Public Relations

212-825-3210

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GEOVAX LABS, INC.

Statements of Operations Data

(amounts in thousands, except per share data)

	Year Ended
	December 31,
	2012	2011
Grant Revenue	$2,657	$4,899

Operating expenses:
Research and development	3,043	4,276
General and administrative	1,753	2,972
	4,796	7,248
Loss from operations	(2,139)	(2,349)
Interest income	4	2

Net loss	$(2,135)	$(2,347)

Net loss per common share	$(0.12)	$(0.15)

Weighted averages shares outstanding	18,316	15,736

Balance Sheet Data

(amounts in thousands)

	December 31,
	2012	2011
Cash and cash equivalents	$1,036	$1,168
Working capital	1,017	476
Total assets	1,478	1,645
Deficit accumulated during the development stage	(24,767)	(22,632)
Total stockholders’ equity	1,151	704

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